Exhibit 99.1
2929 Seventh Street, Suite 100
Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Jane M. Green, PhD
Vice President, Corporate Communications
Phone (510) 665-4630
Email: jgreen@dvax.com
DYNAVAX ANNOUNCES FOURTH QUARTER AND YEAR-END
2005 FINANCIAL RESULTS
BERKELEY, Calif — [March 15, 2006] — Dynavax Technologies Corporation (Nasdaq: DVAX) today reported financial results for the fourth quarter and year-end 2005.
Total revenues for the fourth quarter ended December 31, 2005 were $0.6 million compared to $2.5 million for the same period in 2004. For the year ended December 31, 2005, total revenues were $14.7 million, compared to $14.8 million for the comparable period of 2004. Revenues in the fourth quarter 2005 consist of grants awarded by the National Institute of Allergy and Infectious Diseases and by the Alliance for Lupus Research. Revenues in the fourth quarter 2005 also reflect a decrease in collaboration revenue following the March 2005 ending of the allergy collaboration between Dynavax and UCB Farchim (UCB) and the return to Dynavax of full rights to its allergy program.
     Total operating expenses were $10.1 million for the fourth quarter 2005 compared to $8.0 million for the same period in 2004. Total operating expenses for the year ended December 31, 2005 were $37.1 million as compared to $31.7 million in the comparable period of 2004. The increase in operating expenses is primarily due to increased clinical trial and manufacturing activities related to TOLAMBA™, the company’s ragweed allergy immunotherapy, and its HEPLISAV™ hepatitis B vaccine, as well as overall organizational growth and expenses incurred to support public company compliance requirements.

Net loss for the fourth quarter ended December 31, 2005 was $8.8 million, or $0.30 per diluted share, compared to a net loss of $5.2 million, or $0.21 per diluted share for the same period in 2004. For the year ended December 31, 2005, net loss was $20.6 million, or $0.79 per diluted share, compared to $16.0 million, or $0.75 per diluted share for the comparable period in 2004. The increase in net loss for the year ended December 31, 2005 resulted primarily from the increased operating expenses associated with the company’s clinical programs.
As of December 31, 2005, Dynavax reported that cash, cash equivalents and marketable securities totaled $75.1 million compared to $50.7 million at September 30, 2005 and $65.8 million at December 31, 2004. The increase in cash from 2004 to 2005 reflects the completion on November 10, 2005 of an underwritten public offering of 5,720,000 shares of the company’s common stock at a price to the public of $6.25 per share. The offering was made under the company’s existing shelf registration statement and resulted in net proceeds to the company of approximately $33 million, after payment of underwriting discounts, commissions and offering expenses.
“We believe that 2005 was a year of growth and maturation for Dynavax,” said Dino Dina, MD, president and chief executive officer. “We made important progress in our lead clinical programs, TOLAMBA and HEPLISAV. We believe that our leadership position in the TLR-9 agonist space has been strengthened and that these two programs represent commercially valuable assets for our company. We anticipate that 2006 will be a productive year and believe that we are prepared to meet the clinical, regulatory and commercial challenges that lie ahead.”
CORPORATE HIGHLIGHTS
•	In January 2006, Dynavax reported statistically significant results from a two-year Phase 2/3 clinical trial of TOLAMBA. In March 2006, these results were presented by the principal investigator for the study at the annual meeting of the American Academy of Allergy, Asthma and Immunology (AAAAI). The trial achieved its efficacy endpoints and demonstrated that the safety profile of TOLAMBA was favorable.
•	Dynavax plans to conduct a major safety and efficacy trial for TOLAMBA using a more intensive dosing regimen. This trial is anticipated to start by the beginning of the second quarter 2006 to take advantage of the 2006 ragweed season.
•	Dynavax completed the first year of a 313-subject clinical trial of TOLAMBA in ragweed allergic children, designed to support the company’s registration strategy for TOLAMBA. The second year of the trial is currently underway. The primary endpoint of this trial is improvement in allergy symptoms following the second (2006) ragweed season.

•	Dynavax reported positive results from a Phase 2/3 trial in Singapore comparing HEPLISAV to GlaxoSmithKline’s Engerix-B(R) in older subjects (ages 40-70 years) who have a diminished ability to respond to current commercial vaccines. HEPLISAV demonstrated superiority relative to the primary efficacy endpoint of seroprotection, as well as durability of seroprotection. The safety profile of the vaccine was highly favorable.
•	Dynavax initiated a pivotal Phase 3 clinical trial of HEPLISAV in June 2005. This trial involves 400 subjects, aged 40-70, and is being conducted in Asia. The company is in the process of planning additional trials designed to support registration activities.
•	Dynavax initiated a multi-center US-based Phase 1 clinical trial of HEPLISAV in patients with end-stage renal failure (pre-dialysis) comparing HEPLISAV to GlaxoSmithKline’s Engerix-B vaccine. The goal of the trial is to determine an appropriate dosing regimen that could demonstrate the ability to provide superior protection for a population that is underserved by conventional vaccines. Dynavax’s commercial strategy for HEPLISAV targets underserved populations, such as pre-dialysis patients and HIV-positive and HCV-positive populations.
•	Dynavax completed a follow-on public offering, made under the company’s existing shelf registration statement, which resulted in the total sale of 5,720,000 shares of the company’s common stock at a price to public of $6.25 per share. Net proceeds to the company were approximately $33 million, after payment of underwriting discounts, commissions and offering expenses.
Financial Outlook for 2006
In light of the evolving status of Dynavax’s clinical programs, the company anticipates providing 2006 financial estimates later in the year.
Dynavax will hold a conference call to discuss fourth quarter and full-year 2005 financial results today at 5:00 p.m. Eastern. Interested parties may listen to the webcast live at http://www.dynavax.com by clicking on the “Events” tab under the heading, “Investors.” The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at

http://www.streetevents.com. A telephonic replay will be available through March 22, 2006 by dialing 888.286.8010, access code: 28867241. International callers can dial 617.801.6888, access code: 28867241.
About Dynavax
     Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: TOLAMBA, a ragweed allergy immunotherapeutic that has completed a Phase 2/3 clinical trial, and is in a supportive clinical trial in ragweed allergic children; HEPLISAV, a hepatitis B vaccine that is currently in a pivotal Phase 3 clinical trial; a cancer therapy currently in a Phase 2 clinical trial; and an asthma immunotherapeutic that has shown preliminary safety and pharmacology in a Phase 2a clinical trial.
     Dynavax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements regarding the company’s growth, maturation and strengthened leadership in the TLR space; statements concerning progress and the potential commercial value of the company’s lead clinical programs; the ability of the company to meet the clinical, regulatory and commercial challenges that lie ahead; plans to initiate a major safety and efficacy trial at the beginning of the second quarter of 2006 for TOLAMBA; plans to conduct additional trials for HEPLISAV; the company’s ability to provide 2006 financial estimates later in 2006; and statements related to plans to advance its clinical programs in ragweed allergy, hepatitis B and cancer and the commercial opportunities for those programs. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” ”slated,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Dynavax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to: the progress and timing of its current and anticipated clinical trials in ragweed allergy and hepatitis B; the presentation of data for its ragweed allergy, hepatitis B vaccine and cancer programs at medical meetings in the fourth quarter 2005; difficulties or delays in developing, testing, obtaining regulatory approval of, producing and marketing its products; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to maintain effective financial planning and internal controls; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K filed on March 18, 2005, Dynavax’s quarterly report on Form 10-Q filed on November 14, 2005 and Dynavax’s Prospectus Supplement filed on October 11, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
***

DYNAVAX TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Collaboration revenue	$—	$2,138	$12,199	$13,782
Grant revenue	600	317	2,456	1,030

Total revenues	600	2,455	14,655	14,812

Operating expenses:
Research and development (1)	7,942	5,420	27,887	23,129
General and administrative (2)	2,126	2,530	9,258	8,543

Total operating expenses	10,068	7,950	37,145	31,672

Loss from operations	(9,468)	(5,495)	(22,490)	(16,860)

Interest income, net	706	332	1,935	889

Net loss	$(8,762)	$(5,163)	$(20,555)	$(15,971)

Basic and diluted net loss per share	$(0.30)	$(0.21)	$(0.79)	$(0.75)

Shares used to compute basic and diluted net loss per share	29,398	24,622	25,914	21,187

(1)	Research and development expenses included non-cash stock-based compensation charges of $0.1 million and $0.2 million for the three months ended December 31, 2005 and 2004, respectively, and $0.6 million and $1.3 million for the years ended December 31, 2005 and 2004, respectively.
(2)	General and administrative expenses included non-cash stock-based compensation charges of $0.3 million and $0.6 million for the three months ended December 31, 2005 and 2004, respectively, and $0.8 million and $1.5 million for the years ended December 31, 2005 and 2004, respectively.
DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004
Cash, cash equivalents and marketable securities	$75,110	$65,844

Total assets	$80,093	$73,646

Total stockholders’ equity	$74,363	$59,876